Phillips 66 Reports Fourth-Quarter Earnings of $2.2 Billion (Adjusted Earnings of $2.3 Billion)

Exhibit 99.1

Phillips 66 Reports Fourth-Quarter Earnings of $2.2 Billion
or $4.82 Per Share
Adjusted earnings of $2.3 billion or $4.87 per share

Highlights

Fourth Quarter

•	Delivered strong reported earnings and record adjusted earnings

•	Generated $4.1 billion of operating cash flow, including $840 million from equity affiliates

•	Returned $864 million to shareholders through dividends and share repurchases

•	Achieved 99 percent Refining utilization and record market capture

•	Generated record Midstream and Marketing results

•	Phillips 66 Partners achieved five-year 30 percent distribution CAGR

Full-Year 2018

•	Sustained record-low recordable injury rate

•	Reported record earnings of $5.6 billion with ROCE of 17 percent

•	Generated $7.6 billion of operating cash flow, including $2.9 billion from equity affiliates

•	Returned $6.1 billion to shareholders through dividends and share repurchases

•	Increased quarterly dividend 14 percent to $0.80 per common share

•	Achieved 95 percent utilization in Refining

•	CPChem completed the U.S. Gulf Coast petrochemicals project

•	Began Sweeny Hub expansion, including additional 300-MBPD NGL fractionation capacity

•	Phillips 66 Partners started construction of the 900-MBPD Gray Oak Pipeline

HOUSTON, Feb. 8, 2019 – Phillips 66 (NYSE: PSX), a diversified energy manufacturing and logistics company, announces fourth-quarter 2018 earnings of $2.2 billion, compared with $1.5 billion in the third quarter of 2018. Excluding special items of $20 million in the fourth quarter, adjusted earnings were $2.3 billion, compared with third-quarter adjusted earnings of $1.5 billion.

“We delivered another quarter of strong operating and financial performance, capping a record year for Phillips 66,” said Greg Garland, chairman and CEO of Phillips 66. “For the year, we sustained our industry-leading safety performance, achieved our highest ever earnings and operating cash flow, and rewarded our shareholders with substantial distributions. Refining operated at 95 percent utilization and captured strong margins from advantaged feedstocks. In Marketing, we generated strong earnings while enhancing our fuels brand image. Our Midstream results reflect growth from value-enhancing capital projects completed over the past two years. CPChem achieved full operations at its new U.S. Gulf Coast petrochemical assets, contributing to increased cash distributions. Phillips 66 Partners generated record earnings and achieved its five-year distribution growth target.”

Phillips 66 Reports Fourth-Quarter Earnings of $2.2 Billion (Adjusted Earnings of $2.3 Billion)

“During 2018, we increased our quarterly dividend 14 percent and repurchased 10 percent of shares outstanding, resulting in $6.1 billion distributed to shareholders. Since our company’s formation in 2012, we have returned $22.5 billion to shareholders through dividends and share repurchases and exchanges. Share repurchases and exchanges have reduced our initial shares outstanding by 30 percent.”

“Looking to 2019, we remain focused on operating excellence and executing our strong portfolio of growth projects. Disciplined capital allocation is fundamental to our strategy and we will continue to invest in new opportunities with attractive returns, while returning capital to shareholders through dividends and share buybacks.”

Midstream

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2018	Q3 2018	Q4 2018	Q3 2018
Transportation	$234	209	234	209
NGL and Other	120	46	122	74
DCP Midstream	25	29	53	29
Midstream	$379	284	409	312

Midstream fourth-quarter pre-tax income was $379 million, compared with $284 million in the third quarter of 2018. Midstream results in the fourth quarter included a $28 million impact to equity earnings from an asset impairment at DCP Midstream, as well as $2 million of pension settlement expense. Third-quarter results included $28 million in expenses related to claims and pension settlement.

Transportation fourth-quarter adjusted pre-tax income of $234 million was $25 million higher than third-quarter adjusted pre-tax income of $209 million, mainly reflecting higher pipeline and terminal throughput volumes.

NGL and Other adjusted pre-tax income for the fourth quarter was $122 million, a $48 million increase from the third quarter, primarily due to inventory impacts.

The company’s equity investment in DCP Midstream generated adjusted pre-tax income of $53 million in the fourth quarter, compared with $29 million in the third quarter. The increase reflects improved hedging results, partially offset by higher operating costs.

Phillips 66 Reports Fourth-Quarter Earnings of $2.2 Billion (Adjusted Earnings of $2.3 Billion)

Chemicals

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2018	Q3 2018	Q4 2018	Q3 2018
Olefins and Polyolefins	$158	225	158	225
Specialties, Aromatics and Styrenics	16	51	16	51
Other	(22)	(13)	(22)	(13)
Chemicals	$152	263	152	263

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals’ fourth-quarter pre-tax income was $152 million, compared with $263 million in the third quarter of 2018.

CPChem’s Olefins and Polyolefins (O&P) business contributed $158 million of adjusted pre-tax income in the fourth quarter of 2018, compared with $225 million in the third quarter. The decrease mainly reflects seasonally lower sales volumes and higher operating costs driven by turnaround and maintenance activity. These items were partially offset by higher margins from lower feedstock costs. Global O&P utilization was 95 percent.

CPChem’s Specialties, Aromatics and Styrenics (SA&S) business contributed $16 million of adjusted pre-tax income in the fourth quarter of 2018, a decrease of $35 million from the prior quarter. The decrease primarily reflects lower earnings from CPChem’s equity affiliates and higher domestic turnaround costs.

The $9 million increase in Other adjusted net costs in the fourth quarter mainly reflects the impact of a contingent liability.

Refining

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2018	Q3 2018	Q4 2018	Q3 2018
Refining	$2,001	1,232	2,008	1,263

Refining fourth-quarter pre-tax income was $2.0 billion, compared with $1.2 billion in the third quarter of 2018. Refining results included pension settlement expense of $11 million and $32 million in the fourth quarter and third quarter, respectively. Fourth-quarter results also included $4 million of favorable U.K. R&D expenditure credits.

Refining adjusted pre-tax income was $2.0 billion in the fourth quarter of 2018, compared with $1.3 billion in the third quarter of 2018. While 3:2:1 market crack spreads were down across all regions, realized margins increased $3.17 per barrel due to crude feedstock advantage, strengthening distillate crack spreads and clean product realizations. Realized margins also benefited from optimization across our integrated logistics network to capture market opportunities associated with widening Bakken, Canadian and other inland crude differentials.

The increase in fourth-quarter results was largely driven by the Central Corridor and Gulf Coast regions. Central Corridor refineries captured the benefit of expanded discounts on Canadian crudes by running at 106 percent utilization during the quarter. The Gulf Coast region operated at 100 percent utilization and benefited from improved clean product realizations and wider crude differentials.

Phillips 66 Reports Fourth-Quarter Earnings of $2.2 Billion (Adjusted Earnings of $2.3 Billion)

Phillips 66’s worldwide crude utilization rate was 99 percent. Pre-tax turnaround costs for the fourth quarter were $130 million, compared with third-quarter costs of $55 million. Clean product yield was 86 percent in the fourth quarter.

Marketing and Specialties

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2018	Q3 2018	Q4 2018	Q3 2018
Marketing and Other	$525	361	528	323
Specialties	64	62	64	62
Marketing and Specialties	$589	423	592	385

Marketing and Specialties (M&S) fourth-quarter pre-tax income was $589 million, compared with $423 million in the third quarter of 2018. M&S results included pension settlement expense of $3 million and $6 million in the fourth quarter and third quarter, respectively. Third-quarter results also included benefits from biodiesel blender tax credits.

Adjusted pre-tax income for Marketing and Other was $528 million in the fourth quarter of 2018, an increase of $205 million from the third quarter. Marketing benefited from market conditions during the quarter that contributed to a 32 percent increase in realized margins. Refined product exports in the fourth quarter were 249,000 barrels per day (BPD).

Specialties generated adjusted pre-tax income of $64 million during the fourth quarter, up from $62 million in the prior quarter due to higher margins.

Corporate and Other

	Millions of Dollars
	Pre-Tax Income		Adjusted Pre-Tax Income
	Q4 2018	Q3 2018	Q4 2018	Q3 2018
Corporate and Other	$(203)	(227)	(201)	(223)

Corporate and Other fourth-quarter pre-tax costs were $203 million, compared with pre-tax costs of $227 million in the third quarter of 2018. Pre-tax costs included pension settlement expense of $2 million and $4 million in the fourth quarter and third quarter, respectively.

The $22 million decrease in Corporate and Other adjusted pre-tax costs in the fourth quarter was mainly due to third-quarter severance costs, as well as lower net interest expense.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $4.1 billion in cash from operations during the fourth quarter, including $840 million of cash distributions from equity affiliates. WRB Refining and CPChem distributed $348 million and $300 million, respectively, to Phillips 66 in the fourth quarter. Excluding working capital impacts, operating cash flow was $2.8 billion.

During the quarter, Phillips 66 funded $497 million of share repurchases, $367 million of dividends, $994 million of capital expenditures and investments, and prepaid $300 million of floating rate notes due 2019. The company ended the quarter with 456 million shares outstanding.

Phillips 66 Reports Fourth-Quarter Earnings of $2.2 Billion (Adjusted Earnings of $2.3 Billion)

As of Dec. 31, 2018, cash and cash equivalents were $3.0 billion, and consolidated debt was $11.2 billion, including $3.0 billion at Phillips 66 Partners (PSXP). The company’s consolidated debt-to-capital ratio was 29 percent and its net-debt-to-capital ratio was 23 percent. Excluding PSXP, the debt-to-capital ratio was 25 percent and the net-debt-to-capital ratio was 17 percent.

Strategic Update

Phillips 66 Partners is constructing the 900,000-BPD Gray Oak Pipeline, which will provide crude oil transportation from the Permian and Eagle Ford to destinations in Corpus Christi and Freeport, including the Sweeny Refinery. Phillips 66 Partners will have a 42.25 percent ownership in the pipeline, which is anticipated to be in service by the end of 2019.

The Gray Oak Pipeline will connect to multiple terminals in Corpus Christi, including the new South Texas Gateway Terminal under development by Buckeye Partners, L.P. The marine terminal will have two deepwater docks and planned storage capacity of 6.5 million to 7 million barrels. Phillips 66 Partners owns a 25 percent interest in the terminal, which is expected to start up by mid-2020.

At the Sweeny Hub, the company is constructing two 150,000-BPD natural gas liquids (NGL) fractionators and associated pipeline infrastructure, and Phillips 66 Partners is adding 6 million barrels of storage capacity at Clemens Caverns. Upon completion of the expansion, expected in late 2020, the Sweeny Hub will have 400,000 BPD of fractionation capacity and 15 million barrels of storage at Clemens Caverns.

During the fourth quarter of 2018, the company added 1.3 million barrels of crude oil storage at the Beaumont Terminal, bringing total crude and products storage capacity to 14.6 million barrels. A further expansion of 2.2 million barrels of crude oil storage is planned for completion in the first quarter of 2020.

The company and Phillips 66 Partners commenced a project to expand the products system from the Sweeny Hub to Phillips 66 Partners’ Pasadena Terminal. Phillips 66 Partners’ Sweeny to Pasadena Pipeline will be expanded by 80,000 BPD, and 300,000 barrels of products storage will be added at the Pasadena Terminal. The project is expected to be completed in the second quarter of 2020.

DCP Midstream completed the Sand Hills Pipeline expansion project in the fourth quarter of 2018, increasing the capacity to 485,000 BPD. The pipeline transports NGL from the Permian and Eagle Ford to the Texas Gulf Coast and is owned two-thirds by DCP Midstream and one-third by Phillips 66 Partners. Also in the Permian, DCP Midstream has a 25 percent interest in the Gulf Coast Express Pipeline project to transport approximately 2 billion cubic feet per day (BCFD) of natural gas to Gulf Coast markets. The project is anticipated to be completed in the fourth quarter of 2019. DCP Midstream is adding gas processing capacity in the DJ Basin with the construction of the O’Connor 2 plant, which is expected to be completed in the second quarter of 2019.

In Chemicals, CPChem’s new U.S. Gulf Coast (USGC) petrochemical assets are operating well, and the ethane cracker continues to demonstrate utilization above original design capacity. CPChem has a leading position in olefins and polyolefins to supply the world’s growing demand for high-quality polymers. CPChem’s portfolio of cost advantaged assets is strategically located in the U.S. and Middle East. CPChem is developing a second USGC project that would include ethylene and derivative capacity. CPChem is also evaluating additional capacity across multiple product lines through debottleneck opportunities on existing units.

Phillips 66 Reports Fourth-Quarter Earnings of $2.2 Billion (Adjusted Earnings of $2.3 Billion)

In Refining, the company completed crude unit modifications during the fourth quarter at the Lake Charles Refinery to run additional advantaged domestic crudes. Also at the Lake Charles Refinery, Phillips 66 Partners is constructing a 25,000-BPD isomerization unit to increase production of higher-octane gasoline blend components. The project is expected to complete in the third quarter of 2019.

A fluid catalytic cracking (FCC) unit upgrade project is underway at the Sweeny Refinery to increase production of higher-value petrochemical products and higher-octane gasoline. The project is anticipated to be completed in the second quarter of 2020.

In Marketing, the company continues its program to roll out updated signature image designs for Phillips 66, 76 and Conoco branded sites. A total of 466 domestic sites were re-imaged during the fourth quarter. In 2018, re-imaged sites had increased same-site sales by 2 percent on average. Since the program’s inception in 2015, approximately 2,600 U.S. sites have been re-imaged. In 2019, an additional 1,800 sites are scheduled for re-imaging and the remainder of the U.S. branded network will be re-imaged by the end of 2020. International marketing will continue to grow under the JET brand and will add 25 to 30 new sites in 2019.

Phillips 66 Reports Fourth-Quarter Earnings of $2.2 Billion (Adjusted Earnings of $2.3 Billion)

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EST to discuss the company’s fourth-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to www.phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to www.phillips66.com/supplemental.

Earnings
	Millions of Dollars
	2018			2017
	Q4	Q3	Year	Q4	Year
Midstream	$379	284	1,181	189	638
Chemicals	152	263	1,025	8	716
Refining	2,001	1,232	4,535	516	2,076
Marketing and Specialties	589	423	1,557	167	1,020
Corporate and Other	(203)	(227)	(853)	(226)	(895)
Pre-Tax Income	2,918	1,975	7,445	654	3,555
Less: Income Tax Expense (Benefit)	602	407	1,572	(2,601)	(1,693)
Less: Noncontrolling Interests	76	76	278	57	142
Phillips 66	$2,240	1,492	5,595	3,198	5,106

Adjusted Earnings
	Millions of Dollars
	2018			2017
	Q4	Q3	Year	Q4	Year
Midstream	$409	312	1,239	196	623
Chemicals	152	263	1,025	161	955
Refining	2,008	1,263	4,572	510	1,656
Marketing and Specialties	592	385	1,453	168	1,032
Corporate and Other	(201)	(223)	(863)	(226)	(860)
Pre-Tax Income	2,960	2,000	7,426	809	3,406
Less: Income Tax Expense	624	467	1,604	204	995
Less: Noncontrolling Interests	76	77	272	57	142
Phillips 66	$2,260	1,456	5,550	548	2,269

Phillips 66 Reports Fourth-Quarter Earnings of $2.2 Billion (Adjusted Earnings of $2.3 Billion)

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company’s master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,200 employees committed to safety and operating excellence. Phillips 66 had $54 billion of assets as of Dec. 31, 2018. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CONTACTS
Jeff Dietert (investors)	Brent Shaw (investors)	Dennis Nuss (media)
832-765-2297	832-765-2297	832-765-1850
jeff.dietert@p66.com	brent.d.shaw@p66.com	dennis.h.nuss@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66’s operations (including joint venture operations) are based on management’s expectations, estimates and projections about the company, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; the impact of adverse market conditions or other similar risks to those identified herein affecting PSXP, as well as the ability of PSXP to successfully execute its growth plans; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms adjusted earnings, adjusted earnings per share, and adjusted pre-tax income. These are non-GAAP financial measures that are included to help facilitate comparisons of company operating performance across periods and with peer companies, by excluding items that do not reflect the core operating results of our businesses in the current period. This release includes realized refining margin, a non-GAAP financial measure that demonstrates how well we performed relative to benchmark industry margins. This release also includes a debt-to-capital ratio excluding PSXP. This non-GAAP measure is provided to differentiate the capital structure of Phillips 66 compared with that of Phillips 66 Partners.

References in the release to earnings refer to net income attributable to Phillips 66. References to adjusted earnings refer to earnings excluding special items, as detailed in the tables to this release. References to net income are inclusive of noncontrolling interests.

Phillips 66 Reports Fourth-Quarter Earnings of $2.2 Billion (Adjusted Earnings of $2.3 Billion)

	Millions of Dollars
	Except as Indicated
	2018			2017
	Q4	Q3	Year	Q4	Year
Reconciliation of Consolidated Earnings to Adjusted Earnings
Consolidated Earnings	$2,240	1,492	5,595	3,198	5,106
Pre-tax adjustments:
Pending claims and settlements	—	21	21	—	(60)
Pension settlement expense	18	49	67	7	83
Impairments by equity affiliates	28	—	28	31	64
Certain tax impacts	(4)	(45)	(119)	(23)	(23)
Gain on consolidation of business	—	—	—	—	(423)
Hurricane-related costs	—	—	—	140	210
Tax impact of adjustments*	(12)	(6)	(1)	(70)	47
U.S. tax reform	55	(49)	23	(2,735)	(2,735)
Other tax impacts	(65)	(5)	(70)	—	—
Noncontrolling interests	—	(1)	6	—	—
Adjusted earnings	$2,260	1,456	5,550	548	2,269
Earnings per share of common stock (dollars)	$4.82	3.18	11.80	6.25	9.85
Adjusted earnings per share of common stock (dollars)†	$4.87	3.10	11.71	1.07	4.38

Reconciliation of Segment Pre-Tax Income to Adjusted Pre-Tax Income
Midstream Pre-Tax Income	$379	284	1,181	189	638
Pre-tax adjustments:
Pending claims and settlements	—	21	21	—	(37)
Pension settlement expense	2	7	9	1	12
Impairments by equity affiliates	28	—	28	—	—
Hurricane-related costs	—	—	—	6	10
Adjusted pre-tax income	$409	312	1,239	196	623
Chemicals Pre-Tax Income	$152	263	1,025	8	716
Pre-tax adjustments:
Impairments by equity affiliates	—	—	—	31	64
Hurricane-related costs	—	—	—	122	175
Adjusted pre-tax income	$152	263	1,025	161	955
Refining Pre-Tax Income	$2,001	1,232	4,535	516	2,076
Pre-tax adjustments:
Pending claims and settlements	—	—	—	—	(51)
Gain on consolidation of business	—	—	—	—	(423)
Certain tax impacts	(4)	(1)	(6)	(23)	(23)
Pension settlement expense	11	32	43	5	53
Hurricane-related costs	—	—	—	12	24
Adjusted pre-tax income	$2,008	1,263	4,572	510	1,656

Phillips 66 Reports Fourth-Quarter Earnings of $2.2 Billion (Adjusted Earnings of $2.3 Billion)

	Millions of Dollars
	Except as Indicated
	2018			2017
	Q4	Q3	Year	Q4	Year
Reconciliation of Segment Pre-Tax Income to Adjusted Pre-Tax Income
Marketing and Specialties Pre-Tax Income	$589	423	1,557	167	1,020
Pre-tax adjustments:
Pension settlement expense	3	6	9	1	11
Hurricane-related costs	—	—	—	—	1
Certain tax impacts	—	(44)	(113)	—	—
Adjusted pre-tax income	$592	385	1,453	168	1,032
Corporate and Other Pre-Tax Loss	$(203)	(227)	(853)	(226)	(895)
Pre-tax adjustments:
Pending claims and settlements	—	—	—	—	28
Pension settlement expense	2	4	6	—	7
U.S. tax reform	—	—	(16)	—	—
Adjusted pre-tax loss	$(201)	(223)	(863)	(226)	(860)
*We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 25 percent beginning in 2018, and approximately 38 percent for periods prior to 2018. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

†Weighted-average diluted shares outstanding and income allocated to participating securities, if applicable, in the adjusted earnings per share calculation are the same as those used in the GAAP diluted earnings per share calculation.

Phillips 66 Reports Fourth-Quarter Earnings of $2.2 Billion (Adjusted Earnings of $2.3 Billion)

	Millions of Dollars
	Except as Indicated
	2018
	Q4	Q3
Realized Refining Margins
Income before income taxes	$2,001	1,232
Plus:
Taxes other than income taxes	66	72
Depreciation, amortization and impairments	211	213
Selling, general and administrative expenses	69	47
Operating expenses	1,010	922
Equity in earnings of affiliates	(349)	(297)
Other segment (income) expense, net	(4)	2
Proportional share of refining gross margins contributed by equity affiliates	528	488
Special items:
Certain tax impacts	(4)	(1)
Realized refining margins	$3,528	2,678
Total processed inputs (thousands of barrels)	190,481	176,888
Adjusted total processed inputs (thousands of barrels)*	213,444	200,520
Income before income taxes (dollars per barrel)**	$10.50	6.96
Realized refining margins (dollars per barrel)***	$16.53	13.36
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Income before income taxes divided by total processed inputs.
***Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts due to rounding.

	Millions of Dollars
	Except as Indicated
	December 31, 2018
Debt-to-Capital Ratio
	Phillips 66 Consolidated	PSXP*	Phillips 66 Excluding PSXP
Total Debt	$11,160	3,048	8,112
Total Equity	27,153	2,469	24,684
Debt-to-Capital Ratio	29%		25%
Total Cash	$3,019	1	3,018
Net-Debt-to-Capital Ratio	23%		17%
*PSXP’s third-party debt and Phillips 66’s noncontrolling interests attributable to PSXP.